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                                                                    EXHIBIT 99.1

The following comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of Federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business-Risk Factors," contained in the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2000, which are incorporated herein by this reference.

We continue to see strong demand for our new MegaNanza series of bingo games. Eleven days ago, we announced that we had installed 1,000 players stations running MegaNanza. As of today, we now have approximately 1,160 installed, our average daily hold continues to exceed $200 per day per station, with the Company receiving a fee equal to 30% of that hold. Further, we continue to secure new orders, and our backlog remains at more than 1,000 units.

We now have order commitments for substantial numbers of units from tribes in states outside of Oklahoma. Our Fruit Cocktail version of MegaNanza is now installed in six gaming facilities, and the game seems to be outperforming the re-spin versions in more remote lower-income areas. The re-spin version continues to earn more in urban areas, especially the dollar per credit and five dollar per credit versions.

MGAM's financial performance for the first two months of this quarter suggests that our third-quarter after-tax earnings will be more than twice as much as last year's, or in excess of $1.7 million. In the last two weeks, about 200,000 of the Class A and B warrants [MGAMW and MGAMZ] have been exercised, bringing us an additional $1.6 million in cash. The Company is thinking about calling the remaining 1.6 million warrants in these two classes soon, which will bring us another $12.8 million in cash if they are all exercised, and we believe most of them will be. These exercises will increase our number of outstanding shares by about 33%, but even with this dilution, our basic earnings per share for the fourth quarter should surpass last year's by more than 50%.

Our primary focus continues to be installing more MegaNanza player stations with a wider variety of game themes. Of the new products about to be released, the most promising continue to be a pull-tab electronic game called e-Pull, our internet proxy play system, and the charity bingo version of our electronic Class II bingo games and games similar to bingo. E-Pull is a backup to our MegaNanza game in case we are challenged by the National Indian Gaming Commission (NIGC) or the Department of Justice (DOJ) and we ultimately lose the right to run that game. We do not expect a first opinion on MegaNanza from the NIGC for at least another 90 days or so. If they object to some feature of the game, we expect to sit down with the NIGC and agree on an acceptable method of changing the game to eliminate their concerns; if that activity is not successful, at least three of our largest customers have already given notice they will challenge any negative decision in the courts. Our litigators believe we should prevail in any court case if it comes to that. If we do not prevail, by the time all legal remedies are exhausted, we expect to be able to convert all MegaNanza games to be driven by pull-tabs rather than by a bingo card and ball draw system.

Our proxy play system for internet customers is expected to be installed for commercial use by the Lac Vieux Desert Chippewa Tribe of Michigan in the next 30 days. The Tribe has agreed to file with the federal courts for protection against any prosecution or forfeiture action by the DOJ before they implement the system. We believe that the Indian Gaming Regulatory Act gives the Tribes the right to offer bingo proxy play service that crosses state lines, but there is some contradictory case law on this subject. There is supportive case law in Pennsylvania, Oklahoma and Texas, but non-supportive case law in Missouri, and both the NIGC and the DOJ have advised the Tribe that their internet bingo activity may violate Federal law. Except for the Oklahoma case, all these cases concern lottery games rather than bingo. There is no question that there are some important differences between bingo and lotto which might be in our favor in a legal challenge. The outcome of such a legal case is uncertain, but there is little question that there will be a challenge. We find the opportunity to get involved with internet proxy play very promising, but of course, if we or our regulators come to the conclusion




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that this activity is illegal, we have the right to withdraw from the Lac Vieux contract, and we will. More promising is the opportunity in Nevada, which has now passed a law legalizing internet gaming; we plan to work with the state's Gaming Control Board to help develop regulations on introducing internet gaming there. We are working in four states to introduce a charity bingo version of our electronic bingo games, and we expect to have some success in that regard by the end of the calendar year.

Our balance sheet is in good shape, we have an exciting new product in MegaNanza, our quarterly earnings continue to grow at a high rate, we have a talented new middle management and software staff that we have attracted with low-priced stock options and that is energized by our stock price performance. Our future looks bright; we realize that we are fortunate to find ourselves in such an enviable situation, and we plan to continue to work hard to capitalize on this opportunity.